Exhibit 10.54
FIRST AMENDMENT
TO THE
PLUMAS BANK
ADDENDUM A
SPLIT DOLLAR AGREEMENT
DATED JANUARY 24, 2002
FOR
DOUGLAS N. BIDDLE
THIS FIRST AMENDMENT is adopted this 17th day of December, 2008, by and between PLUMAS BANK, a state-chartered commercial bank located in Quincy, California (the “Employer”), and DOUGLAS N. BIDDLE (the “Executive”).
The Employer and the Executive executed the Addendum A Split Dollar Agreement on January 24, 2002 (the “Agreement”).
The undersigned hereby amends the Agreement for the purpose of bringing the Agreement into compliance with section 409A of the Internal Revenue Code. In accordance with section III(D)(2) of IRS Notice 2007-34, such amendments shall not be considered a material modification of the Agreement under Treasury Regulations section 1.61-22(j). Therefore, the following changes shall be made:
Section 1.1 of the Agreement shall be deleted in its entirety and replaced by the following:
1.1	“Insurer” means Lincoln National Life Insurance Company.
Section 2.2 of the Agreement shall be deleted in its entirety and replaced by the following:
2.2
Executive’s Interest. The Executive shall have the right to designate the beneficiary of death proceeds of the Policy in the amount of four hundred fifty-seven thousand three hundred forty-six dollars ($457,346). The Executive shall also have the right to elect and change settlement options that may be permitted. However, the Executive, the Executive’s transferee or the Executive’s beneficiary shall have no rights or interests in the Policy with respect to that portion of the death proceeds designated in this section 2.2 if the Executive ceases to be employed by the Employer for any reason whatsoever prior to Normal Retirement Age (other than by reason of a leave of absence which is approved by the Employer) and has received or had the opportunity to receive any benefit under the Executive Salary Continuation Agreement dated June 2, 1994 and a first and second Amendment thereto (Grandfathered Agreement) as well as the Amended and Restated Executive Salary Continuation Agreement between the Employer and the Executive (collectively the “Salary Continuation Agreement”).

The following Article 9 shall be added to the Agreement following Section 8.8:
Article 9
Compliance with Code Section 409A
9.1
Definition of Specified Employee. For purposes of this Article 9, the term “Specified Employee” means an employee who at the time of Termination of Employment is a key employee of the Company, if any stock of the Company is publicly traded on an established securities market or otherwise. For purposes of this Agreement, an employee is a key employee if the employee meets the requirements of Code section 416(i)(1)(A)(i), (ii), or (iii) (applied in accordance with the regulations thereunder and disregarding section 416(i)(5)) at any time during the 12-month period ending on December 31 (the “identification period”). If the employee is a key employee during an identification period, the employee is treated as a key employee for purposes of this Agreement during the twelve (12) month period that begins on the first day of April following the close of the identification period.

9.2
Restriction on Timing of Distributions to Specified Employees. Notwithstanding any provision of this Agreement to the contrary, if the Executive is considered a Specified Employee, the provisions of this Section 9.2 shall govern any distributions hereunder which would otherwise be made to the Executive due to a Termination of Employment. Such distributions shall not be made during the first six (6) months following Termination of Employment unless Executive dies prior to the end of the six (6) month period. Rather, any distribution which would otherwise be paid to the Executive during such period shall be accumulated and paid to the Executive in a lump sum on the first day of the seventh month following the Termination of Employment. All subsequent distributions shall be paid in the manner otherwise specified herein.

9.3
Timing of Payments. Any amounts paid to the Executive pursuant to Section 3.3 prior to Termination of Employment shall be paid within two and one-half (2 1/2) months following the end of the prior year and shall be treated as short-term deferrals under Code section 409A.

CHANG
RUTHENBERG
& LONG PC

9.4
Change in Form or Timing of Distributions. All changes in the form or timing of the amounts paid to the Executive pursuant to Section 3.3 must be made by written amendment to this Agreement and must comply with the restrictions on changes to payments contained in Code section 409A and the regulations promulgated thereunder.

9.5	Compliance with Code Section 409A. This Agreement shall be interpreted and administered consistent with Code section 409A.
IN WITNESS OF THE ABOVE, the Employer and the Executive hereby consent to this First Amendment.

Executive:	PLUMAS BANK

/s/ D. N. Biddle	By:	/s/ Daniel E. West

Douglas N. Biddle		Title:	Chairman of the Board
CHANG
RUTHENBERG
& LONG PC